Exhibit 99

NEWS RELEASE

Silicon Labs’ Board of Directors Authorizes Additional

$200 Million Share Repurchase

AUSTIN, Texas – August 29, 2022 – Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology for a more connected world, today announced that its board of directors has increased the authorization for the repurchase of the company’s common stock by $200 million. Originally announced on July 27, 2022, the stock repurchase program is now authorized for a total of $450 million.

Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, thriving ecosystem, and robust support make us an ideal long-term partner in building advanced industrial, commercial, home and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies, and improve lives. silabs.com

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, the Silicon Laboratories logo and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Labs, Thomas Haws, Investor Relations Manager Thomas.Haws@silabs.com

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